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                                                                       Exhibit 8

                            January 29, 1997



American Re Corporation
555 College Road East
Princeton, N.J.  08543


Ladies and Gentlemen:

        We have acted as special counsel for American Re Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance by the Company of $500,000,000 aggregate principal amount of its 7.45% Senior
Notes due 2026, Series B (the "Exchange Notes"), which are to be offered by the Company in exchange for $500,000,000 aggregate principal amount of its outstanding 7.45% Senior Notes due 2026 (the "Old Notes").


        We have examined the Registration Statement and the Indenture dated as of December 24, 1996 (the "Indenture") between the Company and State Street Trust and Bank Company, as Trustee (the "Trustee"), which has been filed with the Commission as an Exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to our satisfaction, of

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American Re Corporation            -2-                      January 29, 1997


such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

        In such examination, we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee. In addition, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

        Based upon the foregoing, and subject to the qualifications and limitations stated herein, we hereby advise you that the statements made in the Registration Statement under the caption "United States Federal Income Tax Consequences" is the opinion of this firm.

        We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States. This opinion is rendered to you solely in connection with the above-described transaction and may not be relied upon for any other purpose without our prior written consent.

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American Re Corporation            -3-                      January 29, 1997


        We hereby consent to the use of this opinion as an Exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ SIMPSON THACHER & BARTLETT

                                            SIMPSON THACHER & BARTLETT